Exhibit 99.1

MITEK SYSTEMS REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

81 New Customers for Mobile Deposit®, Signed Agreements with All Top 5 U.S. Banks; Extends Reach into Insurance

SAN DIEGO – November 14, 2011 – Mitek Systems, Inc. (NASDAQ: MITK; www.miteksystems.com), the leader in mobile-imaging applications using smartphone and tablet cameras for check deposits, bill payments and mobile ecommerce, today announced financial results for the fourth quarter and full fiscal year 2011, which ended September 30, 2011.

Total revenues for the fourth quarter were $3,040,000, an increase of 88% from revenues of $1,620,000 for the fourth quarter of 2010. Gross margin for the fourth quarter was 91%, compared to 87% for the fourth quarter of 2010. Fourth quarter net loss was $219,000, or $0.01 per diluted share, compared to net income of $180,000, or $0.01 per diluted share, for the fourth quarter of 2010.

Total revenues for the full fiscal year 2011 were $10,266,000, an increase of 101% from revenues of $5,119,000 for the 2010 fiscal year. Gross margin for the full fiscal year 2011 was 89%, compared to 81% for the 2010 fiscal year. Fiscal 2011 net loss was $125,000, or $0.01 per diluted share, compared to a net loss of $682,000, or $0.04 per diluted share, for the 2010 fiscal year. 1

The Company ended fiscal 2011 with cash, cash equivalents and investments of $16,261,000, compared to $1,305,000 at the end of the 2010 fiscal year, including approximately $300,000 provided by operating activities during fiscal 2011, compared to $800,000 used in operating activities in 2010. The Company had no debt at the end of fiscal 2011, compared to $680,000 of debt at the end of the 2010 fiscal year. 2

“Fiscal 2011 was an exceptional year for Mitek. We doubled our revenue and signed more than 10 new agreements with Fortune 500 customers. We are seeing the market opportunity for Mitek’s mobile imaging solutions continue to accelerate,” said President and CEO James B. DeBello. “Companies like Progressive, who signed a definitive agreement, and other global Fortune 500 corporations who want to capture the next generation of consumers are investing in our mobile imaging solutions and extending our opportunities beyond financial services.”

“Mitek’s fourth quarter was its most productive quarter to date,” added DeBello. Mitek reported that the total number of Mobile Deposit® signed customers more than doubled to 161 financial institutions over the past quarter, including the signing of an additional Tier 1 bank. Among these financial institutions, 35 have now formally launched Mobile Deposit to their customers. Mitek has signed agreements with seven of the top 10 U.S. banks.

“In addition, we continue to broaden revenue opportunities using Mobile Deposit for check cashing, prepaid card top-up and commercial payments,” DeBello said. “For example, we announced a mobile check cashing capability to Mobile Deposit for the more than 50 million unbanked consumers in the U.S. and presently we are in discussions with several large distribution companies to provide commercial check deposit at the point of delivery.”

Mitek’s mobile imaging algorithms enable smartphones and tablets to extract data from a photo of any document, thereby enabling consumer friendly applications and an enhanced mobile shopping experience. “During the fourth quarter Mitek introduced Mobile Balance transfer, a solution which allows a consumer to shop for a better credit card rate. Mitek’s mobile imaging solutions are now being used for mobile ecommerce highlighting the exciting opportunities that lie ahead for the company,” added DeBello.

Highlights during Mitek’s Fiscal 2011 included:

• A total of 161 signed Mobile Deposit customers up from four at the end of Fiscal 2010. This total includes each of the top 5 U.S. banks.

• The addition of more than 10 Fortune 500 customers to Mitek’s mobile imaging solutions.

• The launch of the Mobile Imaging Cloud Service and entry into the insurance market.

•The launch of the Mitek Mobile Balance Transfer application which enables consumers to switch bank credit card accounts as simply as “Point, Shoot and Transfer.”

• Listing of Mitek shares on the NASDAQ Capital Market under the symbol “MITK.”

• $15 million in gross proceeds through a private placement offering in May 2011.

At 1:30 p.m. PDT / 4:30 p.m. EDT today, Mitek will conduct a conference call for shareholders, financial analysts and other interested parties to discuss the Mitek’s fourth quarter and full fiscal year 2011 financial results.

To participate, please dial in as follows, approximately 15 minutes in advance of the scheduled start time:

Domestic	1-866-578-5784

International	1-617-213-8056

Passcode	74069388

The link to participate online via webcast is http://www.media-server.com/m/p/99twvb36.

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About Mitek Systems

Mitek Systems (NASDAQ: MITK) is the leader in mobile imaging solutions, achieved through 25 years of R & D, patented technology and extensive experience in extractive imaging. The company invented and patented leading software solutions that allow consumers to use the cameras on their smartphones and tablets to deposit checks, pay bills, get quotes and transfer balances, all by just snapping photos of documents. Offering outstanding customer experience and convenience while driving operational efficiencies, Mitek Systems’ solutions enable organizations across various industries to differentiate themselves from their competitors, attract and retain customers and ultimately increase their revenue and profitability. Current products include Mobile Deposit®, Mobile Photo Bill Pay™, Mobile Balance Transfer™, Mobile ACH Enrollments™, and the Mobile Imaging Platform™.

For more information about Mitek Systems, contact the company at 858-309-1700 or visit www.miteksystems.com.

Forward-Looking Statements

All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about: the acceleration of market opportunities for our mobile imaging solutions, the expansion of opportunities beyond financial services, the breadth of revenue opportunities using Mobile Deposit for, among other things, check cashing, and the use of mobile imaging solutions for mobile ecommerce.

These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These factors include, but are not limited to, those related to: the general conditions of the domestic and global economy; the adoption, performance and continued acceptance of our technology and products by consumers and other end users; the timing of implementation of our products by our customers and partners; the loss of our customers; our ability to continue to develop, produce and introduce innovative new products in a timely manner; our ability to identify and execute successfully cost-control initiatives without adversely impacting sales; any failure in protecting our intellectual property and exposure to competitors’ assertions of intellectual property claims; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

1 Non-cash stock compensation expense during the fourth quarters of fiscal 2011 and 2010 was $380,000 and $115,000, respectively, and during the full fiscal years 2011 and 2010 was $1,271,000 and $406,000, respectively. During the first quarter of fiscal 2011, the Company recorded non-cash interest expense charges of $384,000 related to its convertible debt.

2Includes cash, cash equivalents and short-term investments of $15,844,000 and long-term investments of $417,000.

Contacts:

Investors - Bud Leedom, Finance

Director

bleedom@miteksystems.com

858.309.1780

Media - Sue Huss, for Mitek

Sue.huss@comunicano.com

619-379-4396

MITEK SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30,
	2011	2010
ASSETS
Cash, cash equivalents and short-term investments	$15,844,000	$1,305,000
Accounts receivable, net	2,956,000	1,221,000
Other current assets	317,000	181,000
Long-term investments	417,000	—
Other non-current assets	318,000	301,000

Total Assets	$19,852,000	$3,008,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$901,000	$456,000
Deferred revenue	873,000	831,000
Long-term debt	—	680,000
Other long-term liabilities	23,000	40,000

Total Liabilities	1,797,000	2,007,000

Stockholders’ Equity:
Common stock	24,000	18,000
Additional paid-in capital	33,661,000	16,478,000
Accumulated other comprehensive income	(10,000)	—
Accumulated deficit	(15,620,000)	(15,495,000)

Total Stockholders’ Equity	18,055,000	1,001,000

Total Liabilities and Stockholders’ Equity	$19,852,000	$3,008,000

MITEK SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2011	2010	2011	2010

Total Revenue	$3,040,000	$1,620,000	$10,266,000	$5,119,000

Operating Costs and Expenses:
Cost of sales	270,000	212,000	1,172,000	950,000
Selling and marketing	779,000	309,000	2,411,000	930,000
Research and development	1,025,000	497,000	2,996,000	2,002,000
General and administrative	1,189,000	330,000	3,431,000	1,621,000

Total costs and expenses	3,263,000	1,348,000	10,010,000	5,503,000

Operating Income (Loss)	(223,000)	272,000	256,000	(384,000)

Other income (expense), net	4,000	(92,000)	(379,000)	(296,000)

Income (Loss) Before Income Taxes	(219,000)	180,000	(123,000)	(680,000)

Provision for Income Taxes	—	—	(2,000)	(2,000)

Net Income (Loss)	$(219,000)	$180,000	$(125,000)	$(682,000)

Net Income (Loss) Per Share – Basic	$(0.01)	$0.01	$(0.01)	$(0.04)

Weighted average number of common shares outstanding – Basic	24,053,769	17,404,898	21,506,508	16,946,263

Net Income (Loss) Per Share – Diluted	$(0.01)	$0.01	$(0.01)	$(0.04)

Weighted average number of common shares outstanding – Diluted	24,053,769	18,525,918	21,506,508	16,946,263